EXHIBIT 99.1

YOUNG BROADCASTING INC. ANNOUNCES
RECEIPT OF NASDAQ NOTICE

New York, NY - Business Wire - March 6, 2008 —  As previously reported in a Current Report on Form 8-K by Young Broadcasting Inc. (NASDAQ:YBTVA) (the “Company”)  with the Commission on February 22, 2008, the Company received a notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) stating that the minimum bid price of its common stock had fallen below $1.00 for the prior 30 consecutive business days and that its common stock is, therefore, subject to delisting from The Nasdaq Global Market.  Nasdaq Marketplace Rule 4450(a)(5) requires a $1.00 minimum bid price for continued listing of an issuer’s common stock.

On March 3, 2008, the Company received an additional notice from Nasdaq stating that for the last 30 consecutive trading days, the market value of the Company’s publicly held shares was less than the $15 million minimum required for continued listing on Nasdaq pursuant to Marketplace Rule 4450(b)(3). In accordance with Marketplace Rule 4450(e)(1), the Company is provided with ninety (90) calendar days, or until June 2, 2008, to regain compliance. If, at any time prior to June 2, 2008, the market value of the Company’s publicly held shares is $15 million or more for 10 consecutive trading days, the Nasdaq staff will provide written notification that the Company has achieved compliance. If compliance with Rule 4450(b)(3) cannot be demonstrated by June 2, 2008, then the Nasdaq staff will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listings Qualification Panel.

If the Company achieves the over $1.00 stock price required under Rule 4450(a)(5) for a 10 consecutive day period prior to June 2, 2008, we believe, based upon current shares in the public float,  that the Company will also satisfy the issue raised by Rule 4450(e)(1) concerning the minimum public float described in the preceding paragraph.

The Company intends to monitor the market value of its publicly held securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by June, 2008.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA) and one is affiliated with MyNetwork TV (KRON-TV — San Francisco, CA).

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, our ability to implement expense reductions, our success in realizing anticipated savings in Corporate Overhead and further efficiencies in station operations, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs, geopolitical factors and other factors included in our filings with the Securities & Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or

Don Ciaramella of The Lippin Group at 212-986-7080